UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

October 25, 2006
Date of Report (Date of earliest event reported)

Poniard Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Washington	0-16614	91-1261311
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

7000 Shoreline Court, Suite 270, South San Francisco, California 94080
(Address of principal executive offices) (Zip Code)

(206) 281-7001
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01.              Entry into a Material Definitive Agreement.

On October 25, 2006, the Company entered into a Loan and Security Agreement dated as of October 25, 2006 (the “Loan and Security Agreement”), among the Company, Merrill Lynch Capital, Silicon Valley Bank (“SVB”)(SVB and Merill Lynch Capital, the “Lenders”) and SVB as agent for the Lenders.

Under the Loan Agreement, the Company obtained a $15 million capital loan.  The loan is for a term of 42 months and matures on April 1, 2010 (the “Maturity Date”).  Interest on the loan is fixed at 7.67%, which is the 36-month U.S. Treasury Note rate on October 31, 2006 (the date that the funds were drawn) plus 3%.  An additional payment equal of $1,350,000 is due on the Maturity Date (the “Final Payment”).  All interest payable under the Loan Agreement and the full amount of the Final Payment must be paid upon any prepayment of the loan.  The loan is secured by a first lien on substantially all of the non-intellectual property assets of the Company.

The Loan Agreement contains restrictions on the Company’s ability to, among other things, dispose of certain assets, engage in certain mergers and acquisition transactions, incur indebtedness, create liens on assets, make investments and pay dividends or repurchase stock.  The Loan Agreement also contains covenants requiring the Company to maintain unrestricted cash of $7.5 million during the loan term and, not later than December 31, 2007, to provide evidence of positive Phase II data for the picoplatin drug development program and commence enrollment of patients in a Phase III trial for picoplatin.  The Loan Agreement contains events of default that include, among other things, nonpayment of principal, interest or fees, breaches of covenants, material adverse changes, bankruptcy and insolvency events, cross defaults to any other indebtedness, material judgments, inaccuracy of representations and warranties and events constituting a change of control.  The occurrence of an event of default would increase the applicable rate of interest by 5% and could result in the acceleration of the Company’s obligations under the Loan Agreement.

In connection with the Loan Agreement, the Company issued to the Lenders warrants to purchase an aggregate of 174,418 shares of Company common stock (the “Warrants”).  The Warrants are for a term of five-years and have an exercise price of $4.30 per share, which is the average of the closing prices per share of the Company’s common stock for the five days immediately preceding October 25, 2006.  The Warrants were issued in a private placement in reliance on the Section 4(2) exemption from the registration requirements of the Securities Act of 1933, as amended.  The Warrants may be exercise by making a cash payment or through cashless exercise by the surrender of Warrant shares having a value equal to the exercise price of the portion of the Warrant being exercised.

Copies of the Loan Agreement, the promissory note issued to Merrill Lynch Capital, the Warrants and the Company’s press release dated October 26, 2006 are attached hereto as Exhibits and are incorporated herein by reference.

Section 2 — Financial Information

Item 2.03.                                          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Section 3 — Securities and Trading Market

Item 3.02.              Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 relating to the Warrants issued to the Lenders is incorporated herein by reference.

Item 3.03.              Material Modifications to Rights of Security Holders.

The information set forth in Item 1.01 relating to the restrictions on payment of dividends and the covenant to maintain unrestricted capital is incorporated herein by reference.  Under the Loan Agreement, the Company may not, without the prior consent of the Lenders, pay any dividend or make any distribution or payment or redeem, retire or purchase any capital stock, except for (i) the exchange of shares in connection with the Company’s one-for-six reverse stock split effective September 20, 2006, (ii) antidilution adjustments and repurchases, distributions and similar transactions pursuant to the terms of outstanding convertible securities, and (iii) semi-annual cash dividends payable pursuant to the terms of the Company’s outstanding Series I Convertible Exchangeable Preferred Stock not to exceed $251,000 in the aggregate for any such payment.  The Company also must maintain unrestricted cash of $7.5 million during the loan term.  Although the Company currently does not, and in the foreseeable future does not intend to, pay dividends on its common stock, if the Company were to make a determination that a distribution or repurchase of common stock would be desirable, the foregoing provisions could have the effect of limiting the Company’s ability to do so.

Section 9 — Financial Statements and Exhibits

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits.

4.1 — Warrant dated as of October 25, 2006 issued to Silicon Valley Bank

4.2 — Warrant dated October 25, 2006 issued to Merrill Lynch Capital

10.1 — Loan and Security Agreement dated as of October 25, 2006, by and among the Company, Merrill Lynch Capital and Silicon Valley Bank

10.2 — Promissory Note to Merrill Lynch Capital dated October 25, 2006

99.1 — Press release dated October 26, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Poniard Pharmaceuticals, Inc.

Dated: October 31, 2006	By:	/s/ Anna Lewak Wight
Name: Anna Lewak Wight
Title: Vice President, Legal

EXHIBIT INDEX

Exhibit No.	Description
4.1	Warrant dated as of October 25, 2006 issued to Silicon Valley Bank

4.2	Warrant dated October 25, 2006 issued to Merrill Lynch Capital

10.1	Loan and Security Agreement dated as of October 25, 2006, by and among the Company, Merrill Lynch Capital and Silicon Valley Bank

10.2	Promissory Note to Merrill Lynch Capital dated October 25, 2006

99.1	Press release dated October 26, 2006